                         FEDFIRST FINANCIAL CORPORATION
                      ANNOUNCES THIRD QUARTER 2005 RESULTS


         MONESSEN, PA--October 28, 2005--FedFirst Financial Corporation (NASDAQ
SmallCap: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a net loss of $116,000 for the quarter ended September 30, 2005 compared to net income of $65,000 for the quarter ended September 30, 2004. Net income for the nine month period ended September 30, 2005 was $403,000 compared to $461,000 for the nine month period ended September 30, 2004.

         The loss for the quarter resulted from expenses related to the previously disclosed Retirement Agreement that was entered into with the former President and Chief Executive Officer recorded during the quarter. A one-time pre-tax charge of approximately $410,000 of compensation and benefits expense and $38,000 of legal fees was recognized in the quarter ended September 30, 2005.

         Net interest income increased $547,000, or 48.5%, to $1.7 million for the quarter ended September 30, 2005 from $1.1 million for the same period last year. The increase in net interest income was a result of an increase in the net interest spread and the net interest margin to 2.07% and 2.49%, respectively, for the quarter ended September 30, 2005 compared to 1.37% and 1.52%, respectively, for the quarter ended September 30, 2004. The overall improvement is primarily attributable to a balance sheet restructuring in November 2004, which included the prepayment of $33.5 million of FHLB advances having a weighted average interest rate of 5.43%. The provision for loan losses for the quarter ended September 30, 2005 was $25,000 compared with $72,000 for the quarter ended September 30, 2004.

         Noninterest income increased to $545,000 for the quarter ended September 30, 2005 compared to $525,000 for the same period in 2004. This increase was primarily the result of an increase of $10,000 in income from bank-owned life insurance.

         Noninterest expense increased to $2.3 million for the quarter ended September 30, 2005 compared to $1.6 million for the same period in 2004. The increase is primarily related to expenses stemming from the Retirement Agreement entered into with our former President and CEO. Most of the remaining increase in noninterest expense resulted from the establishment of an Employee Stock Ownership Plan (ESOP), marketing of our new on-line banking products and expenses associated with being a public company.


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         Net interest income for the nine months ended September 30, 2005 totaled $4.8 million compared to $3.6 million for the prior year period. The 34.4% increase in net interest income was primarily a result of an increase in the net interest spread and the net interest margin to 2.03% and 2.38%, respectively, for the nine month period ended September 30, 2005 compared to 1.43% and 1.56%, respectively, for the nine month period ended September 30, 2004.

         Noninterest income decreased to $1.7 million for the nine months ended September 30, 2005 compared to $1.8 million for the same period in 2004. The decrease was primarily from the change in net (loss) gain on sales of securities. The Company incurred a loss of $1,000 in the current nine month period compared to net gains of $51,000 for the nine months ended September 30, 2004.

         Noninterest expense increased to $5.9 million for the nine months ended September 30, 2005 compared to $4.6 million for the same period in 2004. In addition to items noted for the most recent quarter ended, a post-retirement health plan was terminated in the second quarter of 2004 which resulted in the recovery of $247,000 of previously accrued expenses.

         Total assets were $282.4 million at September 30, 2005 compared to $270.3 million at December 31, 2004. The growth in total assets for the period was primarily due to an increase in net loans receivable of $14.5 million that resulted from the purchases of residential mortgage loans totaling approximately $19.5 million, funded with a portion of the proceeds from the public offering.


         FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                    * * * * *

         Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


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

                         FEDFIRST FINANCIAL CORPORATION
                   SELECTED FINANCIAL INFORMATION (Unaudited)


(In thousands)                                           SEPTEMBER 30,         DECEMBER 31,
                                                             2005                 2004
                                                        ---------------       ---------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                            $    282,404          $     270,325
Cash and cash equivalents                                       9,388                 6,715
Securities available-for-sale                                  81,594                86,307
Loans receivable, net                                         171,181               156,708
Deposits                                                      128,497               137,389
Federal Home Loan Bank advances                               105,307               110,416
Equity                                                  $      46,286         $      19,969

                                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                          SEPTEMBER 30,
                                                             2005                 2004               2005                2004
                                                        ---------------       ---------------   ---------------     ---------------
SELECTED OPERATIONS DATA:
Total interest income                                   $       3,441         $       3,431     $     10,046        $     10,564
Total interest expense                                          1,767                 2,304            5,272               7,011
                                                        -------------         -------------     ------------        ------------
Net interest income                                             1,674                 1,127            4,774               3,553
Provision for loan losses                                          25                    72               50                 144
                                                        -------------         -------------     ------------        ------------
Net interest income after provision for
  loan losses                                                   1,649                 1,055            4,724               3,409
Noninterest income                                                545                   525            1,732               1,781
Noninterest expense                                             2,337                 1,561            5,881               4,635
Minority interest in net income of consolidated
  subsidiary                                                        6                    11               45                  45
                                                        -------------         -------------     ------------         -----------
Income before income taxes                                       (149)                    8              530                 510
Income tax                                                        (33)                  (57)             127                  49
                                                        -------------         -------------     ------------         -----------
Net (loss) income                                       $        (116)        $          65     $        403         $       461
                                                        =============         =============     ============         ===========

                                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                          SEPTEMBER 30,
                                                             2005                 2004               2005                2004
                                                        ---------------       ---------------   ---------------     ---------------
SELECTED FINANCIAL RATIOS(1):
Return on average assets                                    (0.16)%                0.08%             0.19%               0.19%
Return on average equity                                    (0.98)                 1.28              1.44                2.81
Average interest-earning assets to average
   interest-bearing liabilities                            116.25                104.77            113.39              104.36
Average equity to to average assets                         16.57                  6.54             13.19                6.85
Interest rate spread                                         2.07                  1.37              2.03                1.43
Net interest margin                                          2.49 %                1.52%             2.38%               1.56%


                                                                   PERIOD ENDED

                                                         SEPTEMBER 30,         DECEMBER 31,
                                                             2005                 2004
                                                        ---------------       ---------------

Allowance for loan losses to total loans                     0.44%                 0.45%
Allowance for loan losses to nonperforming loans           101.48                214.58
Nonperforming loans to total loans                           0.44%                 0.21%

(1) Quarterly and year to date ratios are calculated on an annualized basis.

================================
Contact:

      FedFirst Financial Corporation
      John G. Robinson, 724-684-6800